SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of the Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

DIVIDEND CAPITAL ENHANCED INCOME FUND

Address of Principal Business Office (No. & Street, State, Zip Code):

518 Seventeenth Street, Suite 1200

Denver, Colorado 80202

Telephone Number (including area code):

(303)-228-2200

Name and address of agent for service of process:

Jeffrey W. Taylor

518 Seventeenth Street, Suite 1200

Denver, Colorado 80202

With copies to:

Robert W. Helm

Dechert LLP

1775 I Street, N.W.

Washington, D.C. 20006

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Denver and the State of Colorado on the 30th day of December, 2005.

DIVIDEND CAPITAL ENHANCED INCOME FUND

		By:	/s/ Francis P. Gaffney
Francis P. Gaffney
President
Attest:	/s/ Derek Mullins
Derek Mullins
Vice President